                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 8-K/A

                                 AMENDMENT NO.1

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported):
                                  May 20, 2004

                         Commission File Number 1-14959

                                BRADY CORPORATION

             (Exact name of registrant as specified in its charter)

          Wisconsin                                  39-0971239

   (State of Incorporation)              (IRS Employer Identification No.)

                            6555 West Good Hope Road

                           Milwaukee, Wisconsin 53223
              (Address of Principal Executive Offices and Zip Code)

                                 (414) 358-6600

                         (Registrant's Telephone Number)

Item 2. ACQUISITION OR DISPOSITION OF ASSETS

On June 1, 2004, Brady Corporation filed a Current Report on Form 8-K to report the completion of its acquisition of EMED Co., Inc. ("EMED") on May 20, 2004. Pursuant to Item 7 of Form 8-K, Brady Corporation indicated that it would file certain financial information under Item 7 of Form 8-K by amendment no later than the date required. This Amendment is filed to provide the required financial information and to amend the language of Sections (a), (b), and (c) of
Item 7.

On May 20, 2004, Brady Corporation completed its acquisition of all of the outstanding securities of EMED pursuant to the Securities Purchase Agreement.

The total purchase price of the EMED acquisition was $191.8 million, net of cash received. Brady originally funded the EMED acquisition with debt of $160 million from its recently renegotiated 5-year credit facility as well as a new 364-day facility and the remainder from internal funds. The 5-year and 364-day facilities were initially drawn at an all-in interest rate of 2.1%. These facilities were kept in place until July 21, 2004 and June 28, 2004 respectively. On July 1, Brady announced that it had completed a private placement of $150 million of 5.14% senior notes due in 2014. The notes, which will be amortized over 7 years beginning in 2008, were offered and sold to institutional accredited investors in a private placement pursuant to the terms of a Note Purchase Agreement dated June 28, 2004, which is attached hereto as
Exhibit 10.1 and incorporated herein by reference.

The Securities Purchase Agreement dated April 2, 2004 and the press release dated May 21, 2004 were filed as Exhibits 2.1 and 99, respectively, to Brady Corporation's Form 8-K filed on June 1, 2004 and are incorporated herein by reference. The foregoing is qualified in its entirety by reference to such documents.

Item 7. FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial statements of business acquired

The following financial statements are filed as part of this Current Report on Form 8-K/A:

      EMED consolidated financial statements as of December 31, 2003 and 2002 and for the years then ended.

      EMED consolidated financial statements as of March 31, 2004 and the three months ended March 31, 2004 and 2003.

(b) Pro forma financial information

The following unaudited pro forma condensed consolidated financial information is filed as part of this Current Report on Form 8-K/A:

      Pro forma condensed consolidated balance sheet as of April 30, 2004.

      Pro forma condensed consolidated statement of operations for the nine months ended April 30, 2004.

      Pro forma condensed consolidated statement of operations for the year ended July 31, 2003.

      Notes to pro forma condensed consolidated financial statements as of and for the nine months ended April 30, 2004 and the year ended July 31, 2003.

(c)         Exhibits

*2.1 Securities Purchase Agreement, dated April 2, 2004, among Brady Corporation, EMED Co., Inc., Summit/EMED Holdings, LLC and the Selling Holders named therein.

10.1        Note Purchase Agreement dated June 28, 2004.

23.1        Consent of PricewaterhouseCoopers LLP (Independent Accountants for
            EMED).

*99         Press release of Brady Corporation dated May 21, 2004.

* Previously filed as Exhibits to our Current Report on Form 8-K filed with the Commission on June 1, 2004, and incorporated herein by reference.

EMED CO., INC .
FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002

EMED CO., INC.
INDEX TO FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002

                                                                                                                 PAGE(s)
REPORT OF INDEPENDENT AUDITORS................................................................................        1

FINANCIAL STATEMENTS

Balance Sheets................................................................................................        2

Statements of Income..........................................................................................        3

Statements of Shareholders' Deficit...........................................................................        4

Statements of Cash Flows......................................................................................        5

Notes to Financial Statements.................................................................................   6 - 11

                         REPORT OF INDEPENDENT AUDITORS



To the Board of Directors and
Shareholders of EMED Co., Inc.

In our opinion, the accompanying balance sheets and the related statements of income, shareholders' deficit and cash flows present fairly, in all material respects, the financial position of EMED Co., Inc. (the "Company") at December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


/s/PricewaterhouseCoopers LLP

February 13, 2004

EMED CO., INC.
BALANCE SHEETS
DECEMBER 31, 2003 AND 2002

                                                                                    2003              2002
                                                                                ------------      ------------
ASSETS

Current assets:
   Cash and cash equivalents                                                    $    497,079      $  1,162,419
   Accounts receivable                                                             3,813,524         3,897,425
   Inventory                                                                       3,934,706         3,909,806
   Prepaid catalog costs                                                           2,476,119         2,939,934
   Prepaid expenses and other assets                                                 242,302           224,830
                                                                                ------------      ------------
           Total current assets                                                   10,963,730        12,134,414

Property and equipment, net                                                        5,662,262         5,165,757
Other assets                                                                         539,040           977,134
Deferred income taxes                                                             41,131,000        45,327,000
                                                                                ------------      ------------

           Total assets                                                         $ 58,296,032      $ 63,604,305
                                                                                ============      ============

LIABILITIES AND SHAREHOLDERS' DEFICIT

Current liabilities:
   Accounts payable                                                             $  1,763,837      $  1,947,832
   Accrued expenses                                                                1,063,025         1,750,347
   Accrued interest                                                                  689,601           696,284
   Current portion of long-term debt                                              19,731,250        12,910,630
                                                                                ------------      ------------
           Total current liabilities                                              23,247,713        17,305,093

Long-term debt                                                                    49,687,593        71,918,842

Shareholders' deficit:
   Series A - 8% cumulative redeemable preferred stock, $100 per share redemption value; 419,000 shares authorized, issued
    and outstanding                                                               41,900,000        41,900,000
   Series A - 8% cumulative redeemable preferred stock
     - accrued dividend                                                           18,144,727        13,696,970
   Common stock, $.01 par value; 1,005,000 shares authorized,
    123,075 shares issued and outstanding                                              1,229             1,229
   Additional paid-in-capital                                                          4,040             4,040
   Accumulated other comprehensive loss                                             (120,716)         (539,552)
   Accumulated deficit                                                           (74,568,554)      (80,682,317)
                                                                                ------------      ------------
           Total shareholders' deficit                                           (14,639,274)      (25,619,630)
                                                                                ------------      ------------

           Total liabilities and shareholders' deficit                          $ 58,296,032      $ 63,604,305
                                                                                ============      ============

   The accompanying notes are an integral part of these financial statements

EMED CO., INC.
STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

                                                                                    2003               2002
                                                                                -----------       ------------
Sales                                                                           $55,340,014         $56,812,296

Cost of sales:
    Material costs                                                                7,423,258           7,524,365
    Production labor                                                              2,072,744           2,313,618
    Other                                                                           599,793             445,349
                                                                                -----------         -----------

             Total cost of sales                                                 10,095,795          10,283,332
                                                                                -----------         -----------

Gross margin                                                                     45,244,219          46,528,964

Operating expenses                                                                2,319,377           2,447,942
Selling expenses                                                                  2,352,009           2,466,240
                                                                                -----------         -----------
             Total operating and selling                                          4,671,386           4,914,182

Marketing expenses                                                               12,049,640          12,471,826
General and administrative                                                        4,257,668           4,393,532
Depreciation                                                                        632,936             451,137
                                                                                -----------         -----------

             Income from operations                                              23,632,589          24,298,287
                                                                                -----------         -----------

Other income (expense):
    Interest income                                                                  12,720              35,415
    Interest expense                                                             (7,007,105)         (8,372,513)
    Other income                                                                        316               2,267
                                                                                -----------         -----------

                                                                                 (6,994,069)         (8,334,831)
                                                                                -----------         -----------

Income before provision for income taxes                                         16,638,520          15,963,456
Provision for income taxes                                                        6,077,000           5,875,000
                                                                                -----------         -----------

             Net income                                                         $10,561,520         $10,088,456
                                                                                ===========         ===========

   The accompanying notes are an integral part of these financial statements

EMED CO., INC.
STATEMENTS OF SHAREHOLDERS' DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002


                                                    EMED CO., INC.           ADDITIONAL              SERIES A
                                               $0.01 PAR COMMON STOCK      PAID-IN-CAPITAL       PREFERRED STOCK
                                               ----------------------      ---------------    -----------------------
                                                SHARES         AMOUNT          AMOUNT          SHARES         AMOUNT
                                               --------      --------      ---------------    --------    -----------

BALANCES AT DECEMBER 31, 2001                   122,860         1,227                3,827     419,000     41,900,000

Net income                                           --            --                   --          --             --
    Other comprehensive income:
      Change in fair value of interest
      rate swap (net of taxes)                       --            --                   --          --             --


      Total comprehensive income


Common stock issued                                 215             2                  213

Series A Preferred Stock dividend                    --            --                   --          --             --
                                               --------      --------      ---------------    --------    -----------

BALANCES AT DECEMBER 31, 2002                   123,075      $  1,229      $         4,040     419,000    $41,900,000
                                               --------      --------      ---------------    --------    -----------

Net income                                           --            --                   --          --             --
    Other comprehensive income:
      Change in fair value of interest
      rate swap (net of taxes)                       --            --                   --          --             --


      Total comprehensive income


Series A Preferred Stock dividend                    --            --                   --          --             --
                                               --------      --------      ---------------    --------    -----------

BALANCES AT DECEMBER 31, 2003                   123,075         1,229                4,040     419,000     41,900,000
                                               ========      ========      ===============    ========    ===========



                                                                             ACCUMULATED
                                            CUMULATIVE                         OTHER
                                             SERIES A      ACCUMULATED     COMPREHENSIVE       COMPREHENSIVE
                                             DIVIDEND        DEFICIT            LOSS             INCOME
                                           ------------    ------------    ---------------     -------------
BALANCES AT DECEMBER 31, 2001                 9,578,676     (86,652,479)          (278,212)

Net income                                           --      10,088,456                 --      $ 10,088,456
    Other comprehensive income:
      Change in fair value of interest
      rate swap (net of taxes)                       --              --           (261,340)         (261,340)
                                                                                               -------------
      Total comprehensive income                                                               $   9,827,116
                                                                                               =============

Common stock issued

Series A Preferred Stock dividend             4,118,294      (4,118,294)                --
                                           ------------    ------------    ---------------

BALANCES AT DECEMBER 31, 2002              $ 13,696,970    $(80,682,317)   $      (539,552)
                                           ------------    ------------    ---------------

Net income                                           --      10,561,520                 --     $  10,561,520
    Other comprehensive income:
      Change in fair value of interest
      rate swap (net of taxes)                       --              --            418,836           418,836
                                                                                               -------------
      Total comprehensive income                                                               $  10,980,356
                                                                                               =============

Series A Preferred Stock dividend             4,447,757      (4,447,757)                --
                                           ------------    ------------    ---------------

BALANCES AT DECEMBER 31, 2003                18,144,727     (74,568,554)          (120,716)
                                           ============    ============    ===============

   The accompanying notes are an integral part of these financial statements

EMED CO., INC.
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002


                                                                               2003              2002
                                                                           ------------      ------------
Cash flows from operating activities:
    Net income                                                             $ 10,561,520      $ 10,088,456
    Adjustments to reconcile net income to net cash
     provided by operating activities -
      Depreciation                                                              632,936           451,137
      Amortization of debt acquisition costs                                    434,492           434,492
      Gain on sale of assets                                                       (316)             (800)
      Increase in allowance for doubtful accounts                                    --            25,000
      Deferred income taxes                                                   3,952,000         4,025,000
      Changes in operating assets and liabilities -
        Accounts and other receivables                                           83,901           275,030
        Inventory                                                               (24,900)           72,462
        Prepaid catalog costs                                                   463,815          (139,451)
        Prepaid expenses and other assets                                       (17,472)          209,689
        Other assets                                                              3,602             3,102
        Accounts payable                                                       (183,995)          345,003
        Accrued expenses                                                        (24,486)            5,544
        Accrued interest                                                         (6,683)           (6,487)
                                                                           ------------      ------------
             Net cash provided by operating activities                       15,874,414        15,788,177
                                                                           ------------      ------------
Cash flows from investing activities:
    Purchases of property and equipment                                      (1,131,225)         (678,456)
    Proceeds from notes receivable                                                   --           289,468
    Other                                                                         2,100               800
                                                                           ------------      ------------
             Net cash used in investing activities                           (1,129,125)         (388,188)
                                                                           ------------      ------------
Cash flows from financing activities:
    Borrowings on line of credit                                              2,500,000         3,000,000
    Repayments on line of credit                                             (2,500,000)       (3,000,000)
    Repayments of long-term debt                                            (15,410,629)      (16,829,002)
    Issuance of common stock                                                         --               215
                                                                           ------------      ------------
             Net cash used in financing activities                          (15,410,629)      (16,828,787)
                                                                           ------------      ------------

Net decrease in cash and cash equivalents                                      (665,340)       (1,428,798)

Cash and cash equivalents, beginning of year                                  1,162,419         2,591,217
                                                                           ------------      ------------

Cash and cash equivalents, end of year                                     $    497,079      $  1,162,419
                                                                           ============      ============

Supplemental disclosure of cash flow information:
    Income taxes paid                                                      $  2,124,258      $  1,468,150
                                                                           ============      ============

    Interest paid                                                          $  6,575,694      $  7,940,906
                                                                           ============      ============

Supplemental disclosure of noncash investing and financing activities:
    Series A - 8% cumulative redeemable preferred
      stock accrued dividend                                               $  4,447,757      $  4,118,294
                                                                           ============      ============



   The accompanying notes are an integral part of these financial statements

EMED CO., INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

1.    BUSINESS

      EMED Co., Inc. ("EMED" or the "Company") is a majority owned subsidiary of SUMMIT/EMED Holdings, LLC ("Summit Holdings") and is in the business of manufacturing and marketing signage and other safety communication products sold in the United States, through multiple business-to-business catalogs and the Internet.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      CASH AND CASH EQUIVALENTS

      Cash and cash equivalents include highly liquid investments with original maturities of 3 months or less.

      REVENUE RECOGNITION

      The Company recognizes revenue from product sales at the time of shipment.

      INVENTORY

      Inventory consists of raw materials, finished goods and manufactured goods and is stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

      ADVERTISING AND CATALOG COSTS

      Direct costs incurred in conjunction with printing and distributing mail order catalogs are deferred and amortized on a basis that approximates the matching of revenue and expenses over the life of the catalog. Deferred catalog costs are amortized over six months with amortization commencing upon the mailing of the catalog. All other advertising costs are expensed as incurred. Advertising costs incurred amounted to $10,490,573 and $11,063,179 for the years ended December 31, 2003 and 2002, respectively.

      PROPERTY, EQUIPMENT AND ACCUMULATED DEPRECIATION

      Property and equipment are stated at cost. Expenditures for repairs and maintenance are expensed as incurred and renewals and betterments are capitalized. Depreciation is computed using the straight-line and accelerated methods over the estimated useful lives of the related assets. Depreciation expense amounted to $632,936 and $451,137 for the years ended December 31, 2003 and 2002, respectively.

      Asset categories and related estimated useful lives are as follows:


        Building and improvements               7 to 39 years
        Machinery and equipment                 7 to 15 years
        Computer equipment                      5 years
        Furniture and fixtures                  5 to 7 years
        Vehicles                                5 years


      INCOME TAXES

      The Company accounts for income taxes using the asset and liability approach. This approach requires the recognition of deferred tax assets and liabilities for expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities.

EMED CO., INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

      The Company files a consolidated federal income tax return with Summit Holdings. The Company files state income tax returns on a stand-alone basis. The Company accounts for its current and deferred federal income tax provision as that which would result if the Company filed on a stand-alone basis. Federal income taxes of approximately $36,488,000 and $40,241,000 included in the Company's balance sheet tax accounts represent a receivable from Summit Holdings at December 31, 2003 and 2002 respectively.

      DERIVATIVE FINANCIAL INSTRUMENTS

      The Company utilizes an interest rate swap to reduce interest rate risks. The Company does not hold or issue derivative financial instruments for trading purposes. The Company accounts for derivative instruments in accordance with Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 as amended by SFAS No. 138, requires the Company to recognize all derivatives as either assets or liabilities and measure those instruments at fair value, and recognize changes in the fair value of derivatives in net income or other comprehensive income, as appropriate.

      In accordance with SFAS 133, the interest rate swap has been deemed effective and accordingly, the Company records the fair value on the balance sheets, with unrealized gains or losses deferred in shareholders' deficit (as a component of other comprehensive loss). For the years ended December 31, 2003 and 2002, the Company deferred non cash gains (losses) of $418,836 and $(261,340), net of taxes of $244,000 and $(157,000), respectively. These deferred gains (losses) will be recognized in income in the period in which the related interest rates being hedged are recognized in interest expense.

      MANAGEMENT ESTIMATES

      The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Significant estimates included in these financial statements include the valuation of net deferred tax assets. The amounts contained within these financial statements represent management's best estimate of expected outcomes based on available information. Actual results could differ from those estimates.

3.    INVENTORY

      The major classifications of inventory at December 31 are as follows:


                                             2003              2002
                                       ----------------  ----------------
      Raw materials                    $        538,275  $        578,317
      Finished goods                          1,671,195         1,616,757
      Manufactured goods                      1,725,236         1,714,732
                                       ----------------  ----------------

                                       $      3,934,706  $      3,909,806
                                       ================  ================

4.    PROPERTY AND EQUIPMENT, NET

      The major classifications of property and equipment at December 31 are as follows:


                                                     2003              2002
                                              ----------------  ----------------
      Land                                    $        200,844  $        200,844
      Building and improvements                      5,352,076         5,348,918
      Machinery and equipment                        1,987,290         1,887,392
      Computer equipment                             2,778,271         1,773,784
      Furniture and fixtures                         1,068,293         1,055,627
      Vehicles                                          11,016            23,344
                                              ----------------  ----------------
                                                    11,397,790        10,289,909
    Less:  Accumulated depreciation                  5,735,528         5,124,152
                                              ----------------  ----------------

                                              $      5,662,262  $      5,165,757
                                              ================  ================

      The title to certain of the Company's operating facilities is held by a local Industrial Development Agency ("IDA") to enable the Company to receive property tax abatements. The Company leases the property from IDA through the year 2012 with no annual lease payments. At the end of the lease, title reverts to the Company for consideration of $1. The land and building are treated as owned by

EMED CO., INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

      the Company for financial statement purposes.

5.    OTHER ASSETS

      Other assets at December 31 are comprised of:


                                                    2003              2002
                                              ----------------  ----------------
      Debt acquisition costs, net             $        527,183  $        961,674
      Other                                             11,857            15,460
                                              ----------------  ----------------

                                              $        539,040  $        977,134
                                              ================  ================

      The debt acquisition costs represent costs related to the acquisition of the Term Loan Agreement. The costs are amortized over the life of the term loan and are components of interest expense. The amortization of these costs amounted to $434,492 for each of the years ended December 31, 2003 and 2002.

6.    LONG-TERM DEBT


                                                 2003                2002
                                         ------------------  -----------------
      Term loans                         $       43,418,843  $      58,829,472

      12% subordinate debenture                  26,000,000         26,000,000
                                         ------------------  -----------------
                                                 69,418,843         84,829,472
      Current portion                           (19,731,250)       (12,910,630)
                                         ------------------  -----------------

                                         $       49,687,593  $      71,918,842
                                         ==================  =================


      The Company and Summit Holdings entered into a Term Loan and Revolving Credit Agreement (the "Agreement") with certain banks in 1999. The Agreement consists of two term loans and a $15,000,000 Revolving Credit Facility. Term Loan A, with an original maturity date of April 30, 2004 was paid off during the year ended December 31, 2003. Term Loan B, with a balance of $43,418,843 at December 31, 2003 matures on April 30, 2006. The entire amount of the debt related to this Agreement has been allocated to the Company. The Agreement is collateralized by substantially all of the Company's assets and is guaranteed by Summit Holdings.

      The Company is required to make variable payments of principal and interest quarterly on the Term Loan. Interest on the Term Loan is payable, at the Company's option, at predetermined rates above prime or LIBOR determined on the basis of Company performance as determined by its leverage ratio. At December 31, 2003 and 2002, the weighted average interest rate of the Term Loan was 4.60% and 6.91%, respectively.

      There was no balance outstanding under the Company's $15,000,000 Revolving Credit Facility at December 31, 2003 and 2002. The Revolving Credit Facility matures on April 30, 2004. Interest is payable under the Revolving Credit Facility, at the Company's option, at rates above prime or LIBOR determined by its leverage ratio.

      The Company entered into an interest rate swap agreement (the "Swap") on March 28, 2002 whereby the Company pays a fixed interest rate of 4.205% on the notional amount of the Swap which was $25,000,000 at December 31, 2003. A major financial institution, as counterparty to the agreement, pays the Company interest at a floating rate based on three-month LIBOR on the notional amount during the term of the agreement. Interest payments are made quarterly by both parties and the Swap matures on March 31, 2004. The interest rate swap has been deemed effective as a hedge and, accordingly, any difference between amounts paid and received is recorded as interest expense. The Company is at risk of loss from this Swap agreement in the event of nonperformance by the counterparty.

EMED CO., INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

      The Term Loan contains a mandatory prepayment based upon excess cash flow, as defined in the Agreement. Mandatory prepayments of $814,635 and $2,742,937 were required during 2003 and 2002, respectively. In 2004, no mandatory prepayment based on excess cash flow is required.

      The Company entered into a $26,000,000 subordinated debenture agreement, primarily with a related party. The entire principal amount is due October 31, 2006 with required quarterly interest payments at an annual rate of 12%. The debenture is subordinate to the Term Loans and the Revolving Credit Facility and is secured by a subordinate interest in substantially all the assets of the Company.

      The Company's long-term debt maturities for the five years following December 31, 2003 and thereafter are as follows:


                                     AMOUNT
                               -----------------
      2004                            19,731,250
      2005                            23,687,593
      2006                            26,000,000
      2007                                     -
                               -----------------

                               $      69,418,843
                               =================

      The Term Loan and Revolving Credit Facility Agreement contains, among other provisions, requirements to maintain minimum levels of net worth, minimum debt service coverage ratios, interest coverage and leverage ratios, and certain reporting requirements. At December 31, 2003, the Company was in compliance with these amended covenants.

      The fair value of the Company's subordinated debt is estimated based upon discounted cash flows. The discount rate utilized in estimating fair value represents the risk adjusted rate at which management estimated it could borrow under similar terms and maturities as of December 31, 2003 and 2002. Actual rates can only be determined through formal negotiations. At December 31, 2003 and 2002, the estimated fair value of the debt exceeds the carrying value by approximately $2,000,000 and $3,000,000, respectively.

7.    INCOME TAXES

      The provision for income taxes at December 31 are comprised of:

                                           2003               2002
                                     -----------------  -----------------
      Current:
        Federal                      $       1,925,000  $       1,642,000
        State                                  200,000            208,000
                                     -----------------  -----------------
                                             2,125,000          1,850,000

      Deferred:
        Federal                              3,514,000          3,611,000
        State                                  438,000            414,000
                                     -----------------  -----------------
                                             3,952,000          4,025,000
                                     -----------------  -----------------

                                     $       6,077,000  $       5,875,000
                                     =================  =================

      The provision for income taxes differs from the "expected" tax expense computed by applying the U.S. federal corporate tax rate of 34% to earnings before income taxes primarily as a result of state income taxes.

      The gross deferred tax assets and liabilities are as follows:


                                                 2003                2002
                                          ------------------  -----------------
      Deferred tax assets                 $       42,678,000  $      47,023,000
      Deferred tax liabilities                    (1,547,000)        (1,696,000)
                                          ------------------  -----------------

      Net deferred tax asset              $       41,131,000  $      45,327,000
                                          ==================  =================

      Deferred income taxes at December 31, 2003 and 2002 result principally from temporary differences between the accounting and tax bases of goodwill and property and equipment.

      Realization of the net deferred tax asset is dependent upon generating sufficient taxable income over the periods in which the temporary differences are anticipated to reverse (primarily tax goodwill amortization over 15 years). Although realization is not assured, management believes it is more likely than not that the net deferred tax asset will be realized. Accordingly, no valuation allowance against the net deferred tax assets has been recorded. However, if estimates of future taxable income are reduced, it may be necessary to record a valuation allowance at that time.

EMED CO., INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

8.    EQUITY

      The Preferred Shares have a redemption value of $100 per share plus any accumulated and unpaid dividends. The preferred shares are redeemable at the option of the holder in the event of a sale, merger, or winding up of the company ("liquidity event"). If no liquidity event has occurred on or before October 31, 2006, the holders of the majority share of the Preferred Shares may, at their election, but subject to the senior debt covenants, require the Company to redeem all of the Preferred Shares for the redemption value plus any accumulated and unpaid dividends.

      The Preferred Shares' 8% dividend accumulates, compounds annually and is payable in cash when and as declared by the Board of Directors provided that the payments of such dividends shall be subordinate to the indefeasible payment in full of all obligations under any loan or other credit facility. The Preferred Shareholders are entitled to one vote per share on all matters submitted to the shareholders of the Company.

      The common stock shareholders also have certain redemption rights, which allow for the repurchase of shares after October 31, 2006 upon the occurrence of certain events. The price to be paid will be based on the fair market value of the stock, as defined in the Agreement.

      During 2002, 215 shares of restricted common stock were issued to an officer for $1.00 per share, which approximates its fair market value. The shares vest at a rate of 25% upon their first anniversary and remaining shares vest daily on a pro rata basis thereafter until 2005.

9.    401(K) AND PROFIT-SHARING PLANS

      The Company has in effect a 401(k) plan covering substantially all Company employees who meet certain age and length-of-service requirements. Eligible employees may defer contributions up to the maximum allowed by the Internal Revenue Service regulations. There is no provision for Company matching contributions to the plan. Also, the Company has in effect a profit-sharing plan covering substantially all Company employees who meet certain age and length-of-service requirements. Company contributions to the plan amounted to approximately $138,467 and $199,898 for the years ended December 31, 2003 and 2002, respectively.

10.   FLEXIBLE BENEFITS PLAN

      The Company has in effect a flexible benefits plan covering all full-time Company employees who are eligible for coverage under the Employer's group medical insurance plan. The Company contributes 47% or 73% toward the Employer's medical insurance plan based on the type of coverage the employee carries. Upon completion of 1 year of service, employees are eligible to receive a 5% Company discretionary contribution of the employee's annual salary to be used by the employee to cover certain reimbursable expenses as defined in the plan. Company contributions to the plan amounted to approximately $227,777 and $222,857 for the years ended December 31, 2003 and 2002.

EMED CO., INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

11.   COMMITMENTS AND CONTINGENCIES

      The Company may become subject to legal claims arising in the ordinary course of business. The Company does not believe that it is a party to any proceedings at the present time that could have a material adverse impact on the financial position of the Company. There can be no assurance, however, that unforeseen circumstances will not result in a significant loss.

12.   SIGNIFICANT CONCENTRATION OF CREDIT RISK

      The Company maintains accounts at several financial institutions, which may exceed federally insured amounts at various times during the year.

13.   RELATED PARTY TRANSACTION

      During 2003 and 2002, the Company incurred $3,163,333 in interest expense with individuals or corporations who were either shareholders or were controlled by shareholders of the Company. As of December 31, 2003 and 2002, approximately $667,000 is recorded as a component of accrued interest.

EMED CO.

UNAUDITED NOTES TO FINANCIAL STATEMENTS

THREE MONTHS ENDED MARCH 31, 2004

EMED Co., Inc. ("EMED" or the "Company") is a manufacturer and marketer of signage and other safety communication products sold in the United States, through multiple business-to-business catalogs and the Internet.

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      BASIS OF PRESENTATION

      Management has prepared the financial statements of the Company in accordance with accounting principles generally accepted in the United States of America (GAAP) for interim financial reporting. Accordingly, they do not include all of the information and notes required by GAAP for annual financial statements. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation have been included. The interim financial statements should be read in conjunction with the annual consolidated financial statements and notes thereto as of December 31, 2003. Accounting policies followed in preparation of the annual financial statements are consistent with those used in preparation of the March 31, 2004 interim financial statements.

      These financial statements have been prepared on a going concern basis, which presumes the realization of assets and discharge of liabilities in the normal course of operations for the foreseeable future.

2.    SUBSEQUENT EVENTS

      On April 5, 2004, the Company announced that it had entered into a definitive agreement pursuant to which all of the outstanding securities of the Company would be sold to Brady Corporation ("Brady"). Brady is an international manufacturer and marketer of complete identification solutions, with products including labels, software, printing systems, label-application and data-collection systems, signs, safety devices and specialty materials for manufacturing, electrical, electronic, telecommunications and a variety of other markets. Under the terms of the agreement, which was consummated on May 20, 2004, Brady acquired all of the outstanding securities of EMED for approximately $191.8 million U.S. dollars in cash, net of cash received.

                                 EMED CO., INC.
                             UNAUDITED BALANCE SHEET
                     (AMOUNTS IN THOUSANDS OF U.S. DOLLARS)

                                                                            MARCH 31,
                                                                              2004
ASSETS

Current Assets:
      Cash and cash equivalents                                             $  1,920
      Accounts receivable, less allowance for losses of $104                   5,378
      Inventory
                                                                               3,958
      Prepaid catalog costs                                                    2,943
      Prepaid expenses and other assets                                          220
                                                                            --------
              Total Current Assets                                            14,419

      Property and Equipment, net                                              5,586
      Other assets                                                               430
      Deferred income taxes                                                   40,071
                                                                            --------
              Total Assets                                                  $ 60,506
                                                                            ========
LIABILITIES AND SHAREHOLDERS' DEFICIT

Current Liabilities:
      Accounts payable                                                      $  1,180
      Accrued expenses                                                         1,008
      Accrued interest                                                           640
      Current portion of long-term debt                                       26,125
                                                                            --------
              Total Current Liabilities                                       28,953

Long Term Debt                                                                43,156

Shareholders' Deficit:
      Series A - 8% cumulative redeemable preferred stock, $100 per share redemption value, 419,000 shares authorized, issued
      and outstanding                                                         41,900
      Series A - 8% cumulative redeemable preferred stock
       - accrued dividend                                                     19,346
      Common Stock, $,01 par value, 1,005,000 shares authorized
      123,075 shares issued and outstanding                                        1
      Additional Paid in Capital                                                   4
      Accumulated other comprehensive loss                                         -
      Accumulated deficit                                                    (72,854)
                                                                            --------
              Total Shareholders' Deficit                                    (11,603)
                                                                            --------
              Total Liabilities and Shareholders' Deficit                   $ 60,506
                                                                            ========

See accompanying notes

                                 EMED CO., INC.
                         UNAUDITED STATEMENTS OF INCOME
                     (AMOUNTS IN THOUSANDS OF U.S. DOLLARS)

                                                                         THREE MONTHS ENDED
                                                                 MARCH 31,                MARCH 31,
                                                                    2004                     2003
SALES                                                          $      14,564            $      14,969

Cost of sales:
      Material costs                                                   2,043                    1,982
      Production labor                                                   536                      530
      Other                                                              145                      137
                                                               -------------            -------------
              Total cost of sales                                      2,724                    2,649

      Gross margin                                                    11,840                   12,320

      Operating Expenses                                                 626                      613
      Selling Expenses                                                   655                      626
                                                               -------------            -------------
              Total operating and selling                              1,281                    1,239

      Marketing expenses                                               3,312                    3,359
      General and administrative                                       1,048                    1,155
      Depreciation                                                       189                      135
                                                               -------------            -------------

              Income from operations                                   6,010                    6,432

      Other income (expense):
         Interest income                                                   1                        2
         Interest expense                                             (1,635)                  (1,798)
                                                               -------------            -------------
                                                                      (1,634)                  (1,796)
                                                               -------------            -------------

      Income before provision for income taxes                         4,376                    4,636
      Provision for income taxes                                       1,460                    1,736
                                                               -------------            -------------
              Net income                                       $       2,916            $       2,900
                                                               =============            =============

See accompanying notes

                                 EMED CO., INC.
                       UNAUDITED STATEMENTS OF CASH FLOWS
                     (AMOUNTS IN THOUSANDS OF U.S. DOLLARS)

                                                                            (UNAUDITED)
                                                                         THREE MONTHS ENDED
                                                                        MARCH 31   MARCH 31
                                                                          2004       2003
Cash flows from operating activities:

      Net income                                                         $ 2,916    $ 2,900
      Adjustments to reconcile net income to net cash
        provided by operating activities -
              Depreciation                                                   190        135
              Amortization of debt acquisition costs                         110        110
              Deferred income taxes                                        1,060      1,007
              Changes in operating assets and liabilities -
                 Accounts and other receivables                           (1,571)    (1,580)
                 Inventory                                                   (23)       358
                 Prepaid catalog costs                                      (467)      (823)
                 Prepaid expenses and other assets                            28         74
                 Accounts payable                                           (584)      (713)
                 Accrued expenses                                             66        424
                 Accrued interest                                            (50)       (55)
                                                                         -------    -------
                      Net cash provided by operating activities            1,675      1,837
                                                                         -------    -------
Cash flows from investing activities:
      Purchases of property and equipment                                   (114)       (88)
                                                                         -------    -------
                     Net cash used in investing activities                  (114)       (88)
                                                                         -------    -------
Cash flows from financing activities:
      Borrowings on line of credit                                         1,500      1,500
      Repayment of line of credit                                         (1,500)         -
      Repayments of long-term debt                                          (138)    (2,888)
                                                                         -------    -------
                     Net cash used in financing activities                  (138)    (1,388)
                                                                         -------    -------
Net increase in cash and cash equivalents                                  1,423        361

Cash and cash equivalents, beginning of year                                 497      1,162
                                                                         -------    -------
Cash and cash equivalents, end of period                                 $ 1,920    $ 1,523
                                                                         =======    =======

Supplemental disclosure of cash flow information:
   Income taxes paid                                                     $   171    $    88
                                                                         =======    =======

   Interest paid                                                         $ 1,577    $ 1,743
                                                                         =======    =======

Supplemental disclosure of noncash investing and financing activities:
      Series A - 8% cumulative redeemable preferred                      $ 1,201    $ 1,112
                                                                         =======    =======
        stock accrued dividend

See accompanying notes

PRO FORMA FINANCIAL INFORMATION

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

On May 20, 2004, Brady Corporation ("Brady") completed its previously announced acquisition, by way of a securities purchase agreement (the "Agreement"), of all of the outstanding securities of EMED Co., Inc. ("EMED"). Under the terms of the Agreement, Brady acquired all of the outstanding securities and assets of EMED for approximately $191.8 million in cash.

Brady funded the transaction with debt of $150 million and the remainder in cash. On July 1 2004, Brady announced that it had completed a private placement of $150 million of 5.14% senior notes due in 2014. The notes, which will be amortized over 7 years beginning in 2008, were offered and sold to institutional accredited investors in a private placement. Under the terms of the agreement pursuant to which the senior notes were sold, Brady must meet the following covenants, including others:

      1. Consolidated Debt to Consolidated EBITDA - Brady will not at any time permit the ratio of Consolidated Debt to Consolidated EBITDA (calculated as at the end of each fiscal quarter for the four consecutive quarters then ended) to exceed 3.50 to 1.00.

      2. Priority Debt - Brady will not, at any time, permit the aggregate amount of all Priority Debt to exceed 25% of Consolidated Net Worth, determined as of the end of Brady's then most recently ended fiscal quarter.

The following presents certain unaudited pro forma condensed consolidated financial information of Brady as of April 30, 2004 and for the 9 months then ended and for the year ended July 31, 2003. The unaudited pro forma condensed consolidated balance sheet was prepared as if the EMED acquisition took place on April 30, 2004 and the unaudited pro forma condensed statements of operations were prepared as if the EMED acquisition took place on August 1, 2002. The financial statements give pro forma effect to (i) cash and debt used to fund the EMED acquisition, and (ii) preliminary allocation of purchase price based upon fair value of the assets acquired and liabilities assumed.

The unaudited pro forma condensed consolidated financial statements reflect pro forma adjustments that are based upon available information and certain assumptions that management believes are reasonable. The unaudited pro forma condensed consolidated financial statements do not purport to represent Brady's results of operations or financial position that would have resulted had the transactions been consummated as of the date or for the periods indicated. The unaudited pro forma condensed consolidated financial statements reflect preliminary estimates of the allocation of the purchase price for the acquisition that may be adjusted. Management does not expect such adjustments to be significant.

The unaudited pro forma condensed consolidated financial statements and accompanying notes should be read in conjunction with the historical financial statements of Brady contained in its 2003 Annual Report and the historical financial statements of EMED contained herein.

                       BRADY CORPORATION AND SUBSIDIARIES
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 APRIL 30, 2004
                     (AMOUNTS IN THOUSANDS OF U.S. DOLLARS)
                                   (UNAUDITED)

                                                              BRADY                EMED          PRO FORMA             PRO FORMA
                         ASSETS                                (1)                 (2)          ADJUSTMENTS          CONSOLIDATED
                                                          -------------        ------------    -------------        --------------
CURRENT ASSETS:
   Cash and cash equivalents                              $      79,831        $      1,920    $     (46,532) (3)   $       35,219
   Accounts receivable, less allowance for losses               101,800               5,378                -               107,178
   Inventories                                                   45,189               3,958            1,405  (4)           50,552
   Prepaid expenses and other current assets                     22,125               3,163              107  (5)           25,395
                                                          -------------        ------------    -------------        --------------
TOTAL CURRENT ASSETS                                            248,945              14,419          (45,020)              218,344
                                                          -------------        ------------    -------------        --------------

OTHER ASSETS:
   Goodwill                                                     159,122                   -          100,047  (6)          259,169
   Other                                                         25,904              40,501           35,465  (7)          101,870
                                                          -------------        ------------    -------------        --------------
                                                                185,026              40,501          135,512               361,039

PROPERTY, PLANT AND EQUIPMENT:
   Cost:
       Land                                                       5,244                 201              800  (8)            6,245
       Buildings and improvements                                54,658               5,352           (1,479) (8)           58,531
       Machinery and equipment                                  149,233               5,958           (4,056) (8)          151,135
       Construction in progress                                   1,858                   -                -                 1,858
                                                          -------------        ------------    -------------        --------------

                                                                210,993              11,511           (4,735)              217,769
   Less accumulated depreciation                                131,119               5,925           (5,925) (8)          131,119
                                                          -------------        ------------    -------------        --------------

NET PROPERTY, PLANT AND EQUIPMENT                                79,874               5,586            1,190                86,650
                                                          -------------        ------------    -------------        --------------

TOTAL                                                     $     513,845        $     60,506    $      91,682        $      666,033
                                                          =============        ============    =============        ==============


         LIABILITIES AND STOCKHOLDERS' INVESTMENT

CURRENT LIABILITIES:
   Accounts payable                                       $      33,240        $      1,180    $           -        $       34,420
   Wages and amounts withheld from employees                     33,580                 365                -                33,945
   Taxes, other than income taxes                                 4,563                  26                -                 4,589
   Accrued income taxes                                          20,000                 449                -                20,449
   Other current liabilities                                     22,675                 808             (640) (9)           22,843
   Short-term borrowings and current maturities
        on long-term debt                                            32              26,125          (26,125)(10)               32

TOTAL CURRENT LIABILITIES                                       114,090              28,953          (26,765)              116,278

LONG-TERM OBLIGATIONS, LESS CURRENT MATURITIES                       28              43,156          106,844 (11)          150,028

OTHER LIABILITIES                                                20,657                   -                -                20,657

       TOTAL LIABILITIES                                        134,775              72,109           80,079               286,963

STOCKHOLDERS' INVESTMENT:
     Capital Stock                                                  238              61,247          (61,247)(12)              238
   Additional paid-in capital                                    60,870                   4               (4)(13)           60,870
   Income retained in the business                              311,089             (72,854)          72,854 (14)          311,089
   Treasury Stock - 34,657 and 18,262 shares, at cost            (1,074)                  -                -                (1,074)
   Cumulative other comprehensive income                          8,315                   -                -                 8,315
   Other                                                           (368)                  -                -                  (368)

          TOTAL STOCKHOLDERS' INVESTMENT                        379,070             (11,603)          11,603               379,070

TOTAL                                                     $     513,845        $     60,506    $      91,682        $      666,033
                                                          =============        ============    =============        ==============

                      BRADY CORPORATION AND SUBSIDIARIES
          PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                   FOR THE NINE MONTHS ENDED APRIL 30, 2004
     (AMOUNTS IN THOUSANDS OF U.S. DOLLARS EXCEPT FOR PER SHARE AMOUNTS)
                                 (UNAUDITED)



                                                                     BRADY         EMED        PRO FORMA           PRO FORMA
                                                                     (15)          (16)       ADJUSTMENTS         CONSOLIDATED
                                                                  ----------   -----------    ------------        ------------
NET SALES                                                         $ 485,708     $  40,122     $        -           $ 525,830
Cost of products sold                                               233,841         7,538          3,368 (17)        244,747
                                                                  ---------     ---------     ----------           ---------
   Gross margin                                                     251,867        32,584         (3,368)            281,083

Operating expenses:
   Research and development                                          16,680             -              -              16,680
   Selling, general and administrative                              181,373        15,365           (121)(18)        196,617
   Restructuring charge - net                                         2,274             -              -               2,274
                                                                  ---------     ---------     ----------           ---------
Total operating expenses                                            200,327        15,365           (121)            215,571

Operating income                                                     51,540        17,219         (3,247)             65,512

Other income and (expense):
   Investment and other (expense) income                               (429)           10              -                (419)
   Interest expense                                                     (36)       (5,066)          (761)(19)         (5,863)
                                                                  ---------     ---------     ----------           ---------

Income before income taxes                                           51,075        12,163         (4,008)             59,230

Income taxes                                                         16,290         4,271         (1,278)(20)         19,283
                                                                  ---------     ---------     ----------           ---------

Net income                                                           34,785         7,892         (2,730)             39,947

Income retained in business at beginning of period                  290,805       (77,322)        77,322 (21)        290,805

Less:
  Redemption premium on preferred stock                                   -             -              -                   -
  Common stock dividends                                            (14,501)            -              -             (14,501)
  Preferred dividends                                                     -        (3,424)         3,424 (21)              -

Income retained in business at end of period                      $ 311,089     $ (72,854)    $   78,016           $ 316,251
                                                                  =========     =========     ==========           =========

Net income per Class A Nonvoting Common Share

                                                        Basic     $    1.48                                        $    1.70
                                                                  =========                                        =========

                                                      Diluted   $      1.46                                      $      1.68
                                                                  =========                                        =========

Net income per Class B Voting Common Share

                                                        Basic   $      1.45                                      $      1.67
                                                                  =========                                        =========

                                                      Diluted   $      1.43                                      $      1.64
                                                                  =========                                        =========


                      BRADY CORPORATION AND SUBSIDIARIES
            PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                       FOR THE YEAR ENDED JULY 31, 2003
     (AMOUNTS IN THOUSANDS OF U.S. DOLLARS EXCEPT FOR PER SHARE AMOUNTS)
                                 (UNAUDITED)



                                                                     BRADY           EMED        PRO FORMA           PRO FORMA
                                                                     (22)            (23)       ADJUSTMENTS         CONSOLIDATED
                                                                  -----------    ----------     ------------        ------------
Net sales                                                         $  554,866     $   57,248     $       -            $  612,114
Cost of products sold                                                274,593         10,390         4,797 (24)          289,780
                                                                  ----------     ----------     ---------            ----------
   Gross margin                                                      280,273         46,858        (4,797)              322,334

Operating expenses:
   Research and development                                           18,873              -             -                18,873
   Selling, general and administrative                               219,662         22,530          (758)(25)          241,434
   Restructuring charge - net                                          9,589              -             -                 9,589
                                                                  ----------     ----------     ---------            ----------
Total operating expenses                                             248,124         22,530          (758)              269,896

Operating income                                                      32,149         24,328        (4,039)               52,438

Other income and (expense):
   Investment and other (expense) income                                 427             23             -                   450
   Interest expense                                                     (121)        (7,540)         (218)(26)           (7,879)
                                                                  ----------     ----------     ---------            ----------

Income before income taxes                                            32,455         16,811        (4,257)               45,009

Income taxes                                                          11,035          6,227        (1,447)(27)           15,815
                                                                  ----------     ----------     ---------            ----------

Net income                                                            21,420         10,584        (2,810)               29,194

Income retained in business at beginning of period                   287,674        (83,622)       83,622 (28)          287,674

Less:
  Redemption premium on preferred stock                                 (171)             -             -                  (171)
  Common stock dividends                                             (18,118)             -             -               (18,118)
  Preferred stock dividends                                                -         (4,284)        4,284 (28)                -

Income retained in business at end of period                      $  290,805     $  (77,322)    $  85,096            $  298,579
                                                                  ==========     ==========     =========            ==========

Net income per Class A Nonvoting Common Share

                                                        Basic     $     0.92                                         $     1.26
                                                                  ==========                                         ==========

                                                      Diluted     $     0.91                                         $     1.25
                                                                  ==========                                         ==========

Net income per Class B Voting Common Share

                                                        Basic     $     0.89                                         $     1.25
                                                                  ==========                                         ==========

                                                      Diluted     $     0.88                                         $     1.24
                                                                  ==========                                         ==========

                       BRADY CORPORATION AND SUBSIDIARIES

          NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET AS OF

                 APRIL 30, 2004 AND THE YEAR ENDED JULY 31, 2003

                                (IN U.S. DOLLARS)

                                   (UNAUDITED)

The acquisition will be accounted for in accordance with the purchase method. Based on an evaluation of the net tangible and intangible assets acquired, Brady has allocated the total cost of the acquisition of EMED as follows (amounts in thousands):

Purchase price, net of cash received            $        191,827
Estimated transaction costs                                2,100
                                                ----------------
Total consideration                             $        193,927
                                                ================

                                                                        Estimated Lives
                                                                            In years

Assets, less cash received                   $          60,768                 N/A

Liabilities                                             (2,188)                N/A

Trade name/trademark*                                   13,900                 N/A

Customer list*                                          21,100                  7

Non-competes*                                              300                  2

Goodwill                                               100,047                 N/A
                                             -----------------
                                             $         193,927
                                             =================

*Utilized external valuation to determine fair value.

In connection with the EMED acquisition, the Company entered into a Note Purchase Agreement (the "Agreement") pursuant to which it issued to institutional accredited investors $150 million of 5.14% senior notes due 2014 in a private placement exempt from the registration requirements of the Securities Act of 1933. The notes will be amortized over 7 years beginning in 2008.

The Company's long-term debt maturities for the life of the notes are as follows (in thousands):

                             Amount
                          -----------
2004                      $         0
2005                                0
2006                                0
2007                                0
2008                           21,429
Thereafter                    128,571
                          -----------
                          $   150,000
                          ===========

The unaudited pro forma condensed consolidated financial statements reflect preliminary estimates of the allocation of the purchase price for the acquisition that may be adjusted. Management does not expect any adjustments to be significant.

The unaudited pro forma condensed consolidated financial statements are presented for illustrative purposes only, giving effect to the acquisition, as described and therefore are not indicative of the operating results that might have been achieved had the combination occurred as of an earlier date, nor are they indicative of operating results which may occur in the future.

The unaudited condensed consolidated financial statements are derived from the Company's Form 10-Q for the quarter ended April 30, 2004 and the Form 10-K for the year ended July 31, 2003 as filed with the Securities and Exchange Commission.

The unaudited pro forma condensed consolidated balance sheet includes the adjustments necessary to give effect to the acquisition as if it had been consummated at April 30, 2004 and to reflect the allocation of the purchase price to the fair value of tangible assets acquired and liabilities assumed. Adjustments included in the pro forma condensed consolidated balance sheet are summarized as follows (in thousands):

(1) Represents the Company's historical condensed consolidated balance sheet at April 30, 2004

(2) Represents the historical consolidated balance sheet for EMED at March 31, 2004

(3)   Recognition of cash outlay related to EMED acquisition

(4)   Represents write-up of inventory to fair market value

(5) Recognition of tax receivable related to amounts paid by seller, tax deduction to be taken by Brady

(6)   Recognition of goodwill related to EMED purchase

(7)   Represents elimination of EMED financing fees                                          $    (419)

      Recognition of other identifiable intangibles related to acquisition
      of EMED                                                                                   35,300

      Recognition of financing fees to be amortized over 10 years                                  584
                                                                                             ---------
                                                                                             $  35,465
                                                                                             =========

(8) Recognition of adjustment of fixed assets to fair market value and elimination of accumulated depreciation

(9)   Represents elimination of EMED accrued interest assumed by seller

(10)  Represents elimination of EMED short-term debt assumed by seller


(11)  Represents elimination of EMED long-term debt assumed by seller                        $ (43,156)

      Represents private placement financing                                                   150,000
                                                                                             ---------
                                                                                             $ 106,844
                                                                                             =========

(12)  Represents elimination of EMED capital stock

(13)  Represents elimination of EMED Additional Paid-in-Capital

(14)  Represents elimination of EMED accumulated deficit

The unaudited pro forma condensed consolidated statements of operations give effect to the acquisition as if it had been consummated as of August 1, 2002. The adjustments that follow are those that are required by Article 11 of Regulation S-X (in thousands).

(15) Represents Brady condensed consolidated historical statement of operations for the nine months ended April 30, 2004

(16) Represents EMED historical statement of operations for the nine months ended March 31, 2004

(17)  Reclassify expenses classified as cost of sales by Brady,
      operating expenses by EMED                                                             $  2,493
      Represents amortization of inventory fair market value write-up
                                                                                                  875
                                                                                             --------
                                                                                             $  3,368
                                                                                             ========

(18)  Recognition of amortization of intangibles                                             $   2,372

      Reclassify expenses classified as cost of sales by Brady
      operating expense by EMED                                                                 (2,493)
                                                                                             ---------
                                                                                             $    (121)
                                                                                             =========

(19)  Represents elimination of EMED interest expense and financing fees                     $   5,066
      Recognition of interest expense related to debt acquired upon acquisition
      of EMED                                                                                   (5,783)
      Recognition of amortization of financing fees on $150 million private
      placement debt by Brady                                                                      (44)
                                                                                             ---------
                                                                                             $    (761)
                                                                                             =========

(20)  Represents taxes on pro-forma adjustments

(21) Represents elimination of EMED Income retained in business & preferred dividends.

(22) Represents Brady historical statement of operations for the year ended July 31, 2003

(23) Represents EMED historical statement of operations for the year ended June 30, 2003

(24)  Reclassify expenses classified as cost of sales by Brady, operating
      expenses by EMED                                                                       $   3,922
      Represents amortization of inventory fair market value
      write-up                                                                                     875
                                                                                             ---------
                                                                                             $   4,797
                                                                                             =========

(25)  Recognition of amortization of intangibles                                             $   3,164
      Reclassify expenses classified as cost of sales by Brady, operating
      expenses by EMED                                                                          (3,922)
                                                                                             ---------
                                                                                                  (758)
                                                                                             =========
(26)  Represents elimination of EMED interest expense and financing fees                     $   7,540
      Recognition of interest expense related to debt acquired upon
       acquisition of EMED                                                                      (7,700)
      Recognition of amortization of financing fees on the $150
       million private placement debt by Brady                                                     (58)
                                                                                             ---------
                                                                                             $    (218)
                                                                                             =========

(27)  Represents taxes on pro forma adjustments

(28) Represents elimination of EMED Income retained in business and preferred dividends.



                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             BRADY CORPORATION
Date: August 3, 2004                         /s/ David Mathieson
                                             --------------------
                                             David Mathieson
                                             Vice President &
                                             Chief Financial Officer

                                  EXHIBIT INDEX

EXHIBIT
NUMBER                                   DESCRIPTION
-------                                  -----------
 *2.1                 Securities Purchase Agreement, dated April 2,
                      2004, among Brady Corporation, EMED Co., Inc.,
                      Summit/EMED Holdings, LLC and the Selling Holders
                      named therein.

10.1                  Note Purchase Agreement dated June 28, 2004.

23.1                  Consent of PricewaterhouseCoopers LLP (Independent
                      Accountants for EMED).

* 99                  Press Release of Brady Corporation dated May 21, 2004.

*Previously filed, as Exhibits to our Current Report on Form 8-K filed with the Commission on June 1, 2004, and incorporated herein by reference.